EXHIBIT 99.1



                                    AGREEMENT

         Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D (or any amendment thereof) need be filed on their behalf with respect to the beneficial ownership of any equity securities of Evergreen Resources, Inc. or any subsequent acquisitions or dispositions of equity securities of Evergreen Resources, Inc. by any of the undersigned.

Dated: April 10, 1997

                           JOHN HANCOCK ENERGY RESOURCES MANAGEMENT, INC.


                           By: /s/ Margaret M. Stapleton
                               Name: Margaret M. Stapleton
                               Title: President

                           JOHN HANCOCK SUBSIDIARIES, INC.


                           By: /s/ John T. Farady
                               Name: John T. Farady
                               Title: Treasurer